"LIBERTY MEDIA GROUP"
             (a combination of certain assets, as defined in note 1)

                             Combined Balance Sheets
                                   (unaudited)
                                                                               March 31,          December 31,
                                                                                 2000                 1999
                                                                         ----------------       -----------------
                                                                                      amounts in millions
Assets
------

Current assets:

   Cash and cash equivalents                                                  $     2,177                   1,714

   Cash collateral under securities lending agreement (note 6)
                                                                                    1,013                      --

   Short-term investments                                                             525                     378

   Trade and other receivables, net                                                   175                     134

   Prepaid expenses and committed program rights                                      495                     406

   Deferred income tax assets                                                         731                     750

   Other current assets                                                                11                       5
                                                                         ----------------       -----------------

         Total current assets                                                       5,127                   3,387
                                                                         ----------------       -----------------

Investments in affiliates, accounted for under the equity method, and
   related receivables (note 3)                                                    17,040                  15,922

Investments in available-for-sale securities and others (notes 4, 5
   and 6)                                                                          34,564                  28,601

Property and equipment, at cost                                                       465                     162
   Less accumulated depreciation                                                       24                      19
                                                                         ----------------       -----------------
                                                                                      441                     143
                                                                         ----------------       -----------------

Intangible assets:
   Excess cost over acquired net assets                                            10,169                   9,973
   Franchise costs                                                                    269                     273
                                                                         ----------------       -----------------
                                                                                   10,438                  10,246
   Less accumulated amortization                                                      592                     454
                                                                         ----------------       -----------------
                                                                                    9,846                   9,792
                                                                         ----------------       -----------------
Other assets, at cost, net of accumulated amortization
                                                                                    1,196                     839
                                                                         ----------------       -----------------

         Total assets                                                         $    68,214                  58,684
                                                                         ================       =================


                                   (continued)

                       Combined Balance Sheets, continued
                                   (unaudited)
                                                                               March 31,          December 31,
                                                                                 2000                    1999
                                                                         --------------------   -------------
                                                                                      amounts in millions
Liabilities and Combined Equity
-------------------------------

Current liabilities:

   Accounts payable and accrued liabilities                                   $       329                    245

   Accrued stock compensation                                                       2,179                  2,405

   Program rights payable                                                             174                    166

   Current portion of debt                                                          1,573                    554
                                                                         ----------------       ----------------

        Total current liabilities                                                   4,255                  3,370
                                                                         ----------------       ----------------

Long-term debt (note 6)                                                             5,237                  2,723

Deferred income tax liabilities                                                    16,331                 14,107

Other liabilities                                                                     136                     23
                                                                         ----------------       ----------------

        Total liabilities                                                          25,959                 20,223
                                                                         ----------------       ----------------

Minority interests in equity of attributed subsidiaries
                                                                                      286                      1

Combined equity (note 7):
   Combined equity                                                                 33,675                 31,876
   Accumulated other comprehensive earnings, net of taxes
                                                                                    8,307                  6,557
                                                                         ----------------       ----------------
                                                                                   41,982                 38,433
   Due (from) to related parties                                                      (13)                    27
                                                                         ----------------       ----------------
     Total combined equity                                                         41,969                 38,460
                                                                         ----------------       ----------------

Commitments and contingencies (note 8)

        Total liabilities and combined equity                               $      68,214                 58,684
                                                                            =============       ================

See accompanying notes to combined financial statements.

          Combined Statements of Operations and Comprehensive Earnings
                                   (unaudited)
                                                                         New Liberty                           Old Liberty
                                                      -----------------------------------------------     ---------------------
                                                                          (note 1)                               (note 1)
                                                           Three months               One month                 Two months
                                                               ended                    ended                      ended
                                                          March 31, 2000            March 31, 1999           February 28, 1999
                                                      ----------------------   ----------------------     ------------------------
                                                                                            amounts in millions
Revenue                                                   $       235                        71                         282

Operating costs and expenses:
   Operating, selling, general and administrative
                                                                  174                        56                         227
   Stock compensation                                             (23)                      (41)                        183
   Depreciation and amortization                                  167                        53                          47
                                                              --------------         ----------------             ----------------
                                                                  318                        68                         457
                                                              --------------         ----------------             ----------------

        Operating income (loss)                                   (83)                        3                        (175)

Other income (expense):
   Interest expense                                              (439)                      (13)                        (28)
   Dividend and interest income                                    80                        24                          12
   Share of losses of affiliates, net (note 3)                   (382)                      (80)                        (66)
   Minority interests in (earnings) losses of attributed
      subsidiaries                                                 (8)                       --                           4
   Gains on dispositions, net (notes 4 and 5)
                                                                2,444                        --                          14
   Gains on issuance of equity by affiliates and
      subsidiaries (note 3)                                        --                        --                         389
   Other, net                                                       5                        --                          --
                                                              --------------         ----------------             ----------------
                                                                1,700                       (69)                        325
                                                              --------------         ----------------             ----------------
        Earnings (loss) before income taxes                     1,617                       (66)                        150

Income tax benefit (expense)                                     (675)                        8                        (209)
                                                              --------------         ----------------             ----------------

        Net earnings (loss)                               $       942                       (58)                        (59)
                                                              ==============         ================             ================

Other comprehensive earnings, net of taxes:
   Foreign currency translation adjustments
                                                                  (31)                       12                         (15)
   Unrealized holding gains arising during the period, net
      of reclassification adjustments
                                                                1,781                       894                         971
                                                              --------------         ----------------             ----------------

   Other comprehensive earnings                                 1,750                       906                         956
                                                              --------------         ----------------             ----------------

Comprehensive earnings                                    $     2,692                       848                         897
                                                              ==============         ================             ================

See accompanying notes to combined financial statements.

                              "LIBERTY MEDIA GROUP"
             (a combination of certain assets, as defined in note 1)

                          Combined Statement of Equity

                        Three months ended March 31, 2000
                                   (unaudited)
                                                                                      Accumulated
                                                                                         other             Due to
                                                                                     comprehensive          (from)        Total
                                                                   Combined            earnings,           related      combined
                                                                    equity           net of taxes          parties       equity
                                                                 -------------     ----------------     ------------   -----------
                                                                                          amounts in millions
Balance at January 1, 2000                                       $     31,876                6,557               27        38,460
   Net earnings                                                           942                   --               --           942
   Foreign currency translation adjustments                                --                  (31)              --           (31)
   Recognition of previously unrealized gains on
     available-for-sale securities, net                                    --               (1,478)              --        (1,478)
   Unrealized gains on available-for-sale securities
                                                                           --                3,259               --         3,259
   Issuance of AT&T Liberty Media Group tracking stock for
     acquisition (note 5)                                                 778                   --               --           778
   Issuances of common stock by attributed subsidiary and
     affiliate, net of taxes                                               79                   --               --            79
   Other transfers to  related parties, net                                --                   --              (40)          (40)
                                                                 -------------     ----------------     ------------   -----------

Balance at March 31, 2000                                        $     33,675                8,307              (13)       41,969
                                                                 =============     ================     ============   ===========

See accompanying notes to combined financial statements.

                              "LIBERTY MEDIA GROUP"
             (a combination of certain assets, as defined in note 1)

                        Combined Statements of Cash Flows
                                   (unaudited)
                                                                                 New Liberty                       Old Liberty
                                                              ----------------------------------------------- ---------------------
                                                                                  (note 1)                           (note 1)
                                                                   Three months               One month             Two months
                                                                       ended                      ended                ended
                                                                  March 31, 2000           March 31, 1999        February 28, 1999
                                                              ----------------------   ---------------------- ---------------------
                                                                                         amounts in millions
                                                                                             (see note 2)
Cash flows from operating activities:
   Net earnings (loss)                                            $         942                      (58)                       (59)
   Adjustments to reconcile net earnings (loss) to net cash
     used by operating activities:
        Depreciation and amortization                                       167                       53                         47
        Stock compensation                                                  (23)                     (41)                       183
        Payments of stock compensation                                     (183)                      (1)                      (126)
        Share of losses of affiliates, net                                  382                       80                         66
        Deferred income tax expense                                         721                        3                        205
        Intergroup tax allocation                                           (46)                     (12)                        --
        Cash payment from AT&T pursuant to tax sharing
          agreement                                                          33                       --                         --
        Minority interests in earnings (losses) of
          attributed subsidiaries                                             8                       --                         (4)
        Gains on disposition of assets, net                              (2,444)                      --                        (14)
        Noncash interest                                                    364                       --                         --
        Gains on issuance of equity by affiliates and
          subsidiaries                                                       --                       --                       (389)
        Other noncash charges                                                --                       --                          9
        Changes in operating assets and liabilities, net of
          the effect of acquisitions and dispositions:
             Change in receivables                                           15                        2                        (19)
             Change in prepaid expenses and committed
               program rights                                               (88)                      (5)                       (10)
             Change in payables and accruals                                  7                      (32)                         4
                                                              -----------------        -----------------      ---------------------

                 Net cash used by operating activities
                                                                           (145)                     (11)                      (107)
                                                              -----------------        -----------------      ---------------------

Cash flows from investing activities:
   Cash paid for acquisitions                                              (342)                      --                         --
   Capital expended for property and equipment
                                                                            (12)                      (4)                       (21)
   Investments in and loans to affiliates and others
                                                                           (808)                     (88)                       (45)
   Purchases of marketable securities                                      (337)                  (3,217)                      (132)
   Sales and maturities of marketable securities
                                                                            511                       --                         34
   Cash proceeds from dispositions                                            8                        3                         43
   Cash balances of deconsolidated subsidiaries
                                                                             --                       --                        (53)
   Other, net                                                                15                        4                         (9)
                                                              -----------------        -----------------      ---------------------

                 Net cash used by investing activities
                                                                           (965)                  (3,302)                      (183)
                                                              -----------------        -----------------      ---------------------

                                   (continued)

                  Combined Statements of Cash Flows, continued
                                   (unaudited)
                                                                                 New Liberty                       Old Liberty
                                                              ----------------------------------------------- ---------------------
                                                                                  (note 1)                           (note 1)
                                                                   Three months               One month             Two months
                                                                       ended                    ended                  ended
                                                                  March 31, 2000           March 31, 1999        February 28, 1999
                                                              ----------------------   ---------------------- ---------------------
                                                                                         amounts in millions
                                                                                            (see note 2)
Cash flows from financing activities:
   Borrowings of debt                                                     2,410                      495                      156
   Repayments of debt                                                      (772)                    (448)                    (148)
   Cash transfers (to) from related parties                                 (41)                     (80)                     132
   Repurchase of stock of subsidiaries                                       --                       --                      (45)
   Other, net                                                               (24)                      --                       (1)
                                                              -----------------        -----------------      -------------------

                 Net cash provided (used) by financing
                    activities                                            1,573                      (33)                      94
                                                              -----------------        -----------------      -------------------

                    Net increase (decrease) in cash and
                        cash equivalents
                                                                            463                   (3,346)                    (196)

                    Cash and cash equivalents at beginning
                        of period                                         1,714                    5,319                      407
                                                              -----------------        -----------------      -------------------

                    Cash and cash equivalents at end of
                        period                                    $       2,177                    1,973                      211
                                                              =================        =================      ===================

See accompanying notes to combined financial statements.

                              "LIBERTY MEDIA GROUP"
             (a combination of certain assets, as defined in note 1)

                     Notes to Combined Financial Statements

                                 March 31, 2000
                                   (unaudited)

(1)      Basis of Presentation

         The accompanying combined financial statements include the accounts of the subsidiaries and assets of AT&T Corp. ("AT&T") that are attributed to Liberty Media Group, as defined below. On March 9, 1999, AT&T acquired Tele-Communications, Inc. ("TCI"), the former owner of the assets attributed to Liberty Media Group, in a merger transaction (the "AT&T Merger"). The AT&T Merger has been accounted for using the purchase method. Accordingly, Liberty Media Group's assets and liabilities have been recorded at their respective fair market values therefore, creating a new cost basis. For financial reporting purposes the AT&T Merger and related restructuring transactions are deemed to have occurred on March 1, 1999. Accordingly, for periods prior to March 1, 1999 the assets and liabilities attributed to Liberty Media Group and the related combined financial statements are sometimes referred to herein as "Old Liberty", and for periods subsequent to February 28, 1999 the assets and liabilities attributed to Liberty Media Group and the related combined financial statements are sometimes referred to herein as "New Liberty". The "Company" and "Liberty Media Group" refer to both New Liberty and Old Liberty.

         At March 31, 2000, Liberty Media Group consisted principally of the following:

         o AT&T's assets and businesses which provide programming services including production, acquisition and distribution through all available formats and media of branded entertainment, educational and informational programming and software, including multimedia products;

         o    AT&T's  assets and  businesses  engaged in  electronic  retailing,
              direct  marketing,   advertising  sales  relating  to  programming
              services, infomercials and transaction processing;

         o certain of AT&T's assets and businesses engaged in international cable, telephony and programming businesses; and,

         o AT&T's holdings in a class of tracking stock of Sprint Corporation (the "Sprint PCS Group Stock").

         All significant intercompany accounts and transactions have been eliminated. The combined financial statements of Liberty Media Group are presented for purposes of additional analysis of the consolidated financial statements of AT&T and should be read in conjunction with such consolidated financial statements.

         The accompanying interim combined financial statements are unaudited but, in the opinion of management, reflect all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results for such periods. The results of operations for any interim period are not necessarily indicative of results for the full year. These combined financial statements should be read in conjunction with the combined financial statements and notes thereto included as an exhibit to AT&T's Report on Form 10-K for the year ended December 31, 1999.

                                   (continued)

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

         Certain prior period amounts have been reclassified for comparability with the 2000 presentation.

(2)      Supplemental Disclosures to Combined Statements of Cash Flows

         Cash paid for interest was $70 million for the three months ended March 31, 2000, $16 million for the one month period ended March 31, 1999 and $32 million for the two month period ended February 28, 1999. Cash paid for income taxes for the three months ended March 31, 2000, the one month ended March 31, 1999 and the two months ended February 28, 1999 was not material.

                                                                    New Liberty                      Old Liberty
                                                    -----------------------------------------  -----------------
                                                                     (note 1)                         (note 1)
                                                        Three months           One month             Two months
                                                            ended                ended                  ended
                                                          March 31,            March 31,            February 28,
                                                            2000                 1999                   1999
                                                    --------------------  -------------------  -------------
                                                                              amounts in millions
         Cash paid for acquisitions (note 5):
                Fair value of assets acquired
                                                    $         2,510                   --                       --
                Net liabilities assumed                        (743)                  --                       --
                Deferred tax liability recorded
                                                               (362)                  --                       --
                Minority interests in equity of
                   acquired attributed
                   subsidiaries                                (285)                  --                       --
                AT&T Liberty Media Group tracking
                   stock issued
                                                               (778)                  --                       --
                                                    ----------------     ----------------        -----------------
                Cash paid for acquisitions
                                                    $           342                   --                       --
                                                    ================     ================        =================

         The following  table  reflects the change in cash and cash  equivalents resulting from the AT&T Merger and related  restructuring  transactions
         (amounts in millions):
         Cash and cash equivalents prior to the AT&T Merger                                            $      211
             Cash received in restructuring transactions, net of cash balances transferred
                                                                                                            5,284
             Cash paid to TCI Group for certain warrants                                                     (176)
                                                                                                       ----------

         Cash and cash equivalents subsequent to the AT&T Merger                                       $    5,319
                                                                                                       ==========

                                   (continued)

         Liberty  Media Group ceased to include TV Guide,  Inc.  ("TV Guide") in its combined  financial results and began to account for TV Guide using the equity method of accounting,  effective March 1, 1999 (see note 3).
         The effect of  changing  the method of  accounting  for  Liberty  Media
         Group's ownership interest in TV Guide from the consolidation method to the equity method is summarized below (amounts in millions):
         Assets   (other  than  cash  and  cash  equivalents)  reclassified   to
         investments in affiliates                                                               $         (200)
         Liabilities reclassified to investments in affiliates                                              190
         Minority interests in equity of attributed subsidiaries reclassified to
             investments in affiliates                                                                       63
                                                                                                 --------------

         Decrease in cash and cash equivalents                                                   $           53
                                                                                                 ==============


(3)      Investments in Affiliates Accounted for under the Equity Method
         ---------------------------------------------------------------

         Liberty Media Group has various investments accounted for under the equity method. The following table includes Liberty Media Group's carrying amount of the more significant investments in affiliates:

                                                               March 31, 2000             December 31, 1999
                                                        --------------------------  -----------------------
                                                                           amounts in millions
         USA Networks, Inc. ("USAI") and related
             investments                                     $        2,682                       2,699
         Telewest Communications plc ("Telewest")
                                                                      1,884                       1,996
         Discovery Communications, Inc. ("Discovery")
                                                                      3,378                       3,441
         TV Guide                                                     1,719                       1,732
         QVC Inc. ("QVC")                                             2,514                       2,515
         Teligent, Inc. ("Teligent")                                  1,317                          --
         Flextech p.l.c. ("Flextech")                                   707                         727
         UnitedGlobalCom, Inc. ("UnitedGlobalCom")
                                                                        453                         505
         Various foreign equity investments (other than
             Telewest and Flextech)
                                                                      1,440                       1,463
         Other                                                          946                         844
                                                             --------------            ----------------
                                                             $       17,040                      15,922
                                                             ==============            ================

                                   (continued)

         The following table reflects Liberty Media Group's share of earnings (losses) of affiliates:

                                                                New Liberty                     Old Liberty
                                               ------------------------------------------   -----------------
                                                                 (note 1)                        (note 1)
                                                   Three months             One month           Two months
                                                       ended                  ended               ended
                                                     March 31,              March 31,          February 28,
                                                       2000                   1999                 1999
                                               ---------------------   -------------------  -----------------
                                                                       amounts in millions
         USAI and related investments
                                                  $          (7)                    3                     10
         Telewest                                           (87)                  (25)                   (38)
         Discovery                                          (63)                  (16)                    (8)
         TV Guide                                           (13)                   (4)                    --
         QVC                                                 (1)                   (1)                    13
         Teligent                                           (71)                   --                     --
         Flextech                                           (10)                   (5)                    (5)
         UnitedGlobalCom                                    (50)                   --                     --
         Other foreign investments                          (47)                  (15)                   (22)
         Other                                              (33)                  (17)                   (16)
                                                  -------------         -------------        ---------------
                                                  $        (382)                  (80)                   (66)
                                                  =============         =============        ===============

         Summarized unaudited combined financial information for affiliates is as follows:

                                                                New Liberty                    Old Liberty
                                               ------------------------------------------   ----------------
                                                                 (note 1)                        (note 1)
                                                   Three months             One month           Two months
                                                       ended                  ended               ended
                                                     March 31,              March 31,          February 28,
                                                       2000                   1999                 1999
                                               ---------------------   -------------------  ----------------
                                                                       amounts in millions

              Revenue                           $      3,610                      993                2,341
              Operating expenses                      (3,333)                    (849)              (1,894)
              Depreciation and amortization
                                                        (641)                    (124)                (353)
                                             ---------------         -----------------    ----------------
                  Operating income (loss)
                                                        (364)                      20                   94
              Interest expense                          (465)                     (37)                (281)
              Other, net                                  (4)                     (89)                (127)
                                             ---------------         ----------------     -----------------
                  Net loss                      $       (833)                    (106)                (314)
                                                ============         ================     ================

                                   (continued)

         USAI owns and operates businesses in network and television production, television broadcasting, electronic retailing, ticketing operations, and internet services. At March 31, 2000, Liberty Media Group directly and indirectly held 66.5 million shares of USAI's common stock. Liberty Media Group also held shares directly in certain subsidiaries of USAI which are exchangeable into 79.0 million shares of USAI common stock. Liberty Media Group's direct ownership of USAI is currently restricted by Federal Communications Commission ("FCC") regulations. The exchange of these shares can be accomplished only if there is a change to existing regulations or if Liberty Media Group obtains permission from the FCC. If the exchange of subsidiary stock into USAI common stock was completed at March 31, 2000, Liberty Media Group would own 145.5 million shares or approximately 21% (on a fully-diluted basis) of USAI common stock. USAI's common stock had a closing market value of $22.56 per share on March 31, 2000.

         Telewest currently operates and constructs cable television and telephone systems in the UK. At March 31, 2000, Liberty Media Group indirectly owned 506 million of the issued and outstanding Telewest ordinary shares. The reported closing price on the London Stock Exchange of Telewest ordinary shares was $7.66 per share at March 31, 2000.

         Teligent is a full-service, facilities based communications company in which Liberty Media Group acquired an approximate 40% equity interest in its January 14, 2000 acquisition of Associated Group, Inc. (the "Associated Group") (see note 5). At March 31, 2000, Liberty Media Group held 21 million shares of Teligent Class A common stock. The closing price for Teligent Class A common stock was $66.81 per share on March 31, 2000.

         On March 1, 1999, UVSG and News Corp. completed a transaction whereby UVSG acquired News Corp.'s TV Guide properties, creating a broader platform for offering television guide services to consumers and advertisers, and UVSG was renamed TV Guide. News Corp. received total consideration of $1.9 billion including $800 million in cash, 22.5 million shares of UVSG's Class A common stock and 37.5 million shares of UVSG's Class B common stock valued at an average of $18.65 per share. In addition, News Corp. purchased approximately 6.5 million additional shares of UVSG Class A common stock for $129 million in order to equalize its ownership with that of Liberty Media Group. As a result of these transactions, and another transaction completed on the same date, News Corp, Liberty Media Group and TV Guide's public stockholders own on an economic basis approximately 44%, 44% and 12%, respectively, of TV Guide. Following such transactions, News Corp. and Liberty Media Group each have approximately 49% of the voting power of TV Guide's outstanding stock. In connection with the increase in TV Guide's equity, net of dilution of Liberty Media Group's ownership interest in TV Guide, Liberty Media Group recognized a gain of $372 million (before deducting deferred income taxes of $147 million).

                                   (continued)

         The Class A common stock of TV Guide is publicly traded. At March 31, 2000, Liberty Media Group held 58 million shares of TV Guide Class A common stock and 75 million shares of TV Guide Class B common stock. The TV Guide Class B common stock is convertible, one-for-one, into TV Guide Class A common stock. The closing price for TV Guide Class A common stock was $48.06 per share on March 31, 2000.

         Flextech develops and sells a variety of television programming in the UK. At March 31, 2000, Liberty Media Group indirectly owned 58 million Flextech ordinary shares. The reported closing price on the London Stock Exchange of the Flextech ordinary shares was $28.34 per share at March 31, 2000.

         UnitedGlobalCom is the largest global broadband communications provider of video, voice and data services with operations in over 20 countries throughout the world. At March 31, 2000, Liberty Media Group owned an approximate 10% economic ownership interest representing an approximate 36% voting interest in UnitedGlobalCom. The closing price for UnitedGlobalCom Class A common stock was $75.06 per share on March 31, 2000. The UnitedGlobalCom Class B common stock is convertible, on a one-for-one basis, into UnitedGlobalCom Class A common stock.

         The $14 billion aggregate excess of Liberty Media Group's aggregate carrying amount in its affiliates over Liberty Media Group's proportionate share of its affiliates' net assets is being amortized over an estimated useful life of 20 years.

(4)      Investments in Available-for-sale Securities and Others
         -------------------------------------------------------

         Investments in available-for-sale securities and others are summarized as follows:

                                                                              March 31,         December 31,
                                                                                2000                 1999
                                                                        ----------------    -----------------
                                                                                    amounts in millions
         Sprint Corporation ("Sprint")                                    $       12,513               10,186
         Time Warner, Inc. ("Time Warner")                                        10,975                8,202
         News Corp.                                                                2,801                2,403
         Motorola, Inc. ("Motorola")                                               3,308                3,430
         Other available-for-sale securities                                       4,427                3,773
         Other investments, at cost, and related receivables
                                                                                   1,065                  985
                                                                        ----------------    -----------------
                                                                                  35,089               28,979
             Less short-term investments                                             525                  378
                                                                        ----------------    -----------------
                                                                          $       34,564               28,601
                                                                          ==============    =================

                                   (continued)

         On January 5, 2000, Motorola completed the acquisition of General Instrument Corporation ("General Instrument") through a merger of General Instrument with a wholly owned subsidiary of Motorola. In the merger, each outstanding share of General Instrument common stock was converted into the right to receive 0.575 shares of Motorola common stock. In connection with the merger Liberty Media Group received 18 million shares and warrants to purchase 12 million shares of Motorola common stock in exchange for its holdings in General Instrument. Liberty Media Group recognized a $2.2 billion gain (excluding related tax expense of $883 million) on such transaction during the first quarter of 2000 based on the difference between the carrying value of Liberty Media Group's interest in General Instrument and the fair value of the Motorola securities received.

         Liberty Media Group's right to exercise warrants to purchase 6.1 million shares of Motorola common stock is subject to AT&T satisfying the terms of a purchase commitment in 2000. AT&T has agreed to pay Liberty Media Group $14.35 for each warrant that does not vest as a result of the purchase commitment not being met.

         Investments in available-for-sale securities are summarized as follows:

                                                                               March 31,         December 31,
                                                                                 2000               1999
                                                                         ------------------   -----------------
                                                                                  amounts in millions
         Equity securities:
             Fair value                                                   $       30,663               24,472
             Gross unrealized holding gains                                       15,440               11,457
             Gross unrealized holding losses                                      (1,684)                (646)
         Debt securities:
             Fair value                                                            1,820                1,995
             Gross unrealized holding gains                                            1                   --
             Gross unrealized holding losses                                         (21)                 (22)

         Management of Liberty Media Group estimates the market value, calculated using a variety of approaches including multiple of cash flow, per subscriber value, a value of comparable public or private businesses or publicly quoted market prices, of all of Liberty Media Group's investments in available-for-sale securities and others aggregated $33.3 billion and $29.2 billion at March 31, 2000 and December 31, 1999, respectively. No independent appraisals were conducted for those assets.

                                   (continued)

(5)      Acquisitions

         On January 14, 2000, Liberty Media Group completed its acquisition of Associated Group pursuant to a merger agreement among AT&T, Liberty Media Group and Associated Group. Under the merger agreement, each share of Associated Group's Class A common stock and Class B common stock was converted into 0.49634 shares of AT&T common stock and
         1.20711 shares of AT&T Class A Liberty Media Group tracking stock. Prior to the merger, Associated Group's primary assets were (1) approximately 19.7 million shares of AT&T common stock, (2) approximately 23.4 million shares of AT&T Class A Liberty Media Group tracking stock, (3) approximately 5.3 million shares of AT&T Class B Liberty Media Group tracking stock, (4) approximately 21.4 million shares of common stock, representing approximately a 40% interest, of Teligent, and (5) all of the outstanding shares of common stock of TruePosition, Inc., which provides location services for wireless carriers and users designed to determine the location of any wireless transmitters, including cellular and PCS telephones. Immediately following the completion of the merger, all of the assets and businesses of Associated Group were transferred to Liberty Media Group. All of the shares of AT&T common stock, AT&T Class A Liberty Media Group tracking stock and AT&T Class B Liberty Media Group tracking stock previously held by Associated Group were retired by AT&T.

         The acquisition of Associated Group was accounted for as a purchase and the $20 million excess of the fair value of the net assets acquired over the purchase price is being amortized over ten years. As a result of the issuance of AT&T Liberty Media Group tracking stock, net of the shares of AT&T Liberty Media Group tracking stock acquired in this transaction, Liberty Media Group recorded a $778 million increase to combined equity.

         On March 16, 2000, Liberty Media Group purchased shares of preferred stock in TCI Satellite Entertainment, Inc. ("TSAT") in exchange for Liberty Media Group's economic interest in approximately 5 million shares of Sprint PCS Group Stock, valued at $300 million. Liberty Media Group received 150,000 shares of TSAT Series A 12% Cumulative Preferred Stock and 150,000 shares of TSAT Series B 8% Cumulative Convertible Voting Preferred Stock. The Series A preferred stock does not have voting rights, while the Series B preferred stock gives Liberty Media Group approximately 85% of the voting power of TSAT. In connection with this transaction, Liberty Media Group realized a $211 million gain (before related tax expense of $84 million) during the first quarter of 2000 based on the difference between the cost basis and fair value of the Sprint PCS Group Stock exchanged.

         On March 28, 2000, Liberty Media Group announced that it had completed its cash tender offer for the outstanding common stock of Ascent Entertainment Group, Inc. ("Ascent") at a price of $15.25 per share. Approximately 85% of the outstanding shares of common stock of Ascent were tendered in the offer and Liberty Media Group paid approximately $385 million. Such transaction was accounted for as a purchase and the $216 million excess of the purchase price over the fair value of the net assets acquired is being amortized over 20 years.

                                   (continued)

(6)      Long-Term Debt

         Debt is summarized as follows:

                                                                              March 31,         December 31,
                                                                                2000                 1999
                                                                        ----------------    ----------------
                                                                                    amounts in millions
         Parent company debt:
             Bank credit facilities                                        $        288                  390
             Senior notes                                                           741                  741
             Senior debentures (a)                                                1,486                  494
             Senior exchangeable debentures (b)                                   2,196                1,022
             Securities lending agreement (c)                                     1,116                   --
                                                                        ---------------     ----------------
                                                                                  5,827                2,647
         Debt of subsidiaries:
             Bank credit facilities                                                 770                  573
             Senior notes                                                           165                   --
             Other debt, at varying rates                                            48                   57
                                                                        ---------------     ----------------
                                                                                    983                  630
                                                                        ---------------     ----------------
             Total debt                                                           6,810                3,277
         Less current maturities                                                  1,573                  554
                                                                        ---------------     ----------------
             Total long-term debt                                          $      5,237                2,723
                                                                        ===============     ================

         (a) On February 2, 2000, Liberty Media Group received net cash proceeds of approximately $983 million from the issuance of 8-1/4% Senior Debentures due 2030. The senior debentures have an aggregate principal amount of $1 billion. Interest on the senior debentures is payable on February 1 and August 1 of each year.

         (b) On February 10, 2000, Liberty Media Group received net cash proceeds of $735 million from the issuance of $750 million principal amount of 3-3/4% Senior Exchangeable Debentures due 2030. On March 8, 2000, Liberty Media Group received net cash proceeds of $59 million from the issuance of an additional $60 million principal amount of 3-3/4% Senior Exchangeable Debentures due 2030. Each debenture has a $1,000 face amount and is exchangeable at the holder's option for the value of
                  16.7764 shares of Sprint PCS Group Stock. This amount will be paid only in cash until the later of February 15, 2002 and the date the direct and indirect ownership level of Sprint PCS Group Stock owned by Liberty Media Group falls below a designated  level,  after  which,  at  Liberty  Media  Group's election, Liberty Media Group may pay the amount in cash, Sprint PCS Group Stock or a combination thereof. Interest on these exchangeable debentures is payable on February 15 and August 15 of each year. The carrying amount of the exchangeable debentures in excess of the principal amount (the "Contingent Portion) is based on the fair value of the underlying Sprint PCS Group Stock. The increase or decrease in the Contingent Portion is recorded as an increase or decrease to interest expense in the combined statement of operations and comprehensive earnings.

                                   (continued)

         (c) On January 7, 2000, a trust, which holds Liberty Media Group's investment in Sprint, entered into agreements to loan 18 million shares of Sprint PCS Group stock to a third party, as Agent. The obligation to return those shares is secured by cash collateral equal to 100% of the market value of that stock. During the period of the loan, which is terminable by either party at any time, the cash collateral is to be marked-to-market daily. The trust, for the benefit of Liberty Media Group, has the use of 80% of the cash collateral plus any interest earned thereon during the term of the loan, and is required to pay a rebate fee equal to the Federal funds rate less 30 basis points to the borrower of the loaned shares. The cash collateral of $1,013 million at March 31, 2000 included $223 million of restricted cash. At March 31, 2000, Liberty Media Group had utilized $103 million of the cash collateral under the securities lending agreement.

         At March 31, 2000, Liberty Media Group had approximately $161 million in unused lines of credit under its bank credit facilities. The bank credit facilities of Liberty Media Group generally contain restrictive covenants which require, among other things, the maintenance of certain financial ratios, and include limitations on indebtedness, liens, encumbrances, acquisitions, dispositions, guarantees and dividends. Liberty Media Group was in compliance with its debt covenants at March 31, 2000. Additionally, Liberty Media Group pays fees ranging from .15% to .375% per annum on the average unborrowed portions of the total amounts available for borrowings under bank credit facilities.

         Based on quoted market prices,  the fair value of Liberty Media Group's debt at March 31, 2000 is as follows (amounts in millions):
                 Senior notes of parent company                                 $      742
                 Senior debentures of parent company                                 1,483
                 Senior exchangeable debentures of parent company
                                                                                     2,295
                 Senior notes of attributed subsidiary                                 178

         Liberty Media Group believes that the carrying amount of the remainder of its debt approximated its fair value at March 31, 2000.

(7)      Combined Equity

         Stock Issuances of Subsidiary

         During the first quarter of 2000, Liberty Digital, Inc. ("Liberty Digital") issued approximately 1.5 million shares of common stock in connection with a certain acquisition and the exercise of certain employee stock options. In connection with the increase in Liberty Digital's equity, net of the dilution of Liberty Media Group's interest in Liberty Digital, that resulted from such stock issuances, Liberty Media Group recorded a $75 million increase to combined equity.

                                   (continued)

         Transactions with Officers and Directors

         Prior to the AT&T Merger, a limited liability company owned by Dr. John
         C. Malone (Liberty Media Corporation's Chairman) acquired, from certain attributed subsidiaries of Liberty Media Group, for $17 million, working cattle ranches located in Wyoming. No gain or loss was recognized on such acquisition. The purchase price was paid by such limited liability company in the form of a 12-month note in the amount of $17 million having an interest rate of 7%. Such note was repaid in March 2000.

         In connection with the AT&T Merger, Liberty Media Group paid two of its directors and one other individual, all three of whom were directors of TCI, an aggregate of $12 million for services rendered in connection with the AT&T Merger. Such amount is included in operating, selling, general and administrative expenses for the two months ended February 28, 1999 in the accompanying combined statements of operations and comprehensive earnings.

         Transactions with AT&T

         Certain AT&T corporate general and administrative costs are charged to Liberty Media Group based on the cost of services provided. Management believes this allocation method is reasonable. During the three months ended March 31, 2000, the one month ended March 31, 1999 and the two months ended February 28, 1999 Liberty Media Group was charged less than $1 million, less than $1 million and $2 million, respectively, in corporate general and administrative costs by AT&T. These costs are included in operating expenses in the accompanying combined statements of operations and comprehensive earnings.

         Certain subsidiaries attributed to Liberty Media Group produce and/or distribute programming and other services to cable distribution operators (including AT&T) and others. Charges to AT&T are based upon customary rates charged to others. Amounts included in revenue for services provided to AT&T were $52 million, $18 million and $43 million for the three months ended March 31, 2000, one month period ending March 31, 1999 and the two month period ending February 28, 1999, respectively.

         Subsidiaries of Liberty Media Group lease satellite transponder facilities from a subsidiary of AT&T. Charges for such arrangements and other related operating expenses for the three months ended March 31, 2000, and the one month ended March 31, 1999 aggregated $5 million and $2 million, respectively, and are included in operating expenses in the accompanying combined statements of operations and comprehensive earnings.

         Liberty Media Group makes marketing support payments to AT&T. Charges by AT&T for such arrangements were less than $1 million for each of the three months ended March 31, 2000, the one month ended March 31, 1999 and the two months ended February 28, 1999.

                                   (continued)

         The Puerto Rico Subsidiary purchases programming services from AT&T. The charges, which approximate AT&T's cost and are based on the aggregate number of subscribers served by the Puerto Rico Subsidiary, aggregated $2 million, less than $1 million and $1 million during the three months ended March 31, 2000, the one month ended March 31, 1999 and the two months ended February 28, 1999, respectively, and are included in operating expenses in the accompanying combined statements of operations and comprehensive earnings.

         Due (from) to Related Parties

         The amounts included in "Due (from) to related parties" represent a non-interest bearing intercompany account which includes income tax allocations that are to be settled at some future date. All other amounts included in the intercompany account are to be settled within thirty days following notification.

(8)      Commitments and Contingencies

         Starz Encore Group provides premium programming distributed by cable, direct satellite, TVRO and other distributors throughout the United States. Starz Encore Group is obligated to pay fees for the rights to exhibit certain films that are released by various producers through 2017 (the "Film Licensing Obligations"). Based on customer levels at March 31, 2000, these agreements require minimum payments aggregating approximately $1.2 billion. The aggregate amount of the Film Licensing Obligations under these license agreements is not currently estimable because such amount is dependent upon the number of qualifying films released theatrically by certain motion picture studios as well as the domestic theatrical exhibition receipts upon the release of such qualifying films. Nevertheless, required aggregate payments under the Film Licensing Obligations could prove to be significant.

         Flextech has undertaken to finance the working capital requirements of a joint venture (the "Principal Joint Venture") formed with BBC Worldwide, and is obligated to provide the Principal Joint Venture with a primary credit facility of (pound)88 million and, subject to certain restrictions, a standby credit facility of (pound)30 million. As of March 31, 2000, the Principal Joint Venture had borrowed (pound)59 million under the primary credit facility. If Flextech defaults in its funding obligation to the Principal Joint Venture and fails to cure within 42 days after receipt of notice from BBC Worldwide, BBC
         Worldwide is entitled, within the following 90 days, to require that Liberty Media Group assume all of Flextech's funding obligations to the Principal Joint Venture.

         Liberty Media Group has guaranteed various loans, notes payable, letters of credit and other obligations (the "Guaranteed Obligations") of certain affiliates. At March 31, 2000, the Guaranteed Obligations aggregated approximately $679 million. Currently, Liberty Media Group is not certain of the likelihood of being required to perform under such guarantees.

                                   (continued)

         Pursuant to a final judgment (the "Final Judgment") agreed to by Liberty Media Corporation, AT&T and the United States Department of
         Justice (the "DOJ") on December 31, 1998, Liberty Media Group transferred all of its beneficially owned securities (the "Sprint Securities") of Sprint to a trustee (the "Trustee") prior to the AT&T Merger. The Final Judgment, which was entered by the United States District Court for the District of Columbia on August 23, 1999, would require the Trustee, on or before May 23, 2002, to dispose of a portion of the Sprint Securities sufficient to cause Liberty Media Group to beneficially own no more than 10% of the outstanding Series 1 PCS Stock of Sprint on a fully diluted basis on such date. On or before May 23, 2004, the Trustee must divest the remainder of the Sprint Securities beneficially owned by Liberty Media Group.

         The Final Judgment requires that the Trustee vote the Sprint Securities beneficially owned by Liberty Media Group in the same proportion as other holders of Sprint's PCS Stock so long as such securities are held by the trust. The Final Judgment also prohibits the acquisition by Liberty Media Group of additional Sprint Securities, with certain exceptions, without the prior written consent of the DOJ.

         Liberty Media Group leases business offices, has entered into pole rental and transponder lease agreements and uses certain equipment under lease arrangements.

         Liberty Media Group has contingent liabilities related to legal proceedings and other matters arising in the ordinary course of business. Although it is reasonably possible Liberty Media Group may incur losses upon conclusion of such matters, an estimate of any loss or range of loss cannot be made. In the opinion of management, it is expected that amounts, if any, which may be required to satisfy such contingencies will not be material in relation to the accompanying combined financial statements.